Exhibit 99.2



                         Contact:     Media Relations      Investor Relations
                                      Ray O'Rourke         William Pike
                                      212-761-4262         212-761-0008

[LOGO OMITTED]
Morgan Stanley                                           For Immediate Release




Crawford and Cruz Resign Board Seats,
Continue As Co-Presidents of Morgan Stanley

NEW YORK, June 30, 2005 - The Board of Directors of Morgan Stanley (NYSE: MWD) today announced that Stephen Crawford and Zoe Cruz have resigned from their positions on the Board. They continue to serve as Co-Presidents of the company.

Miles Marsh, the lead director of the Board, said, "Steve and Zoe joined the rest of the Board today in unanimously electing John Mack as Chairman and Chief Executive Officer. They voluntarily stepped down as Directors to allow the Chairman and the Board greater flexibility in shaping the Board's composition. We are fortunate to have Steve and Zoe as valuable members of our senior management team and we appreciate their actions on behalf of the company."

Morgan Stanley is a global financial services firm and a market leader in securities, investment management, and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.



                                     # # #